EXHIBIT 99.1

BBSI Reports First Quarter 2026 Financial Results

- Revenues up 5% to $307.0 Million and Gross Billings up 3% to $2.16 Billion -

VANCOUVER, Washington, May 6, 2026 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Financial Summary vs. Year-Ago Quarter

•
Revenues up 5% to $307.0 million.
•
Gross billings up 3% to $2.16 billion.
•
Average worksite employees (“WSEs”) up 1.9%.
•
Net loss of $14.8 million, or $(0.59) per diluted share, compared to a net loss of $1.0 million, or $(0.04) per diluted share, reflecting a one-time charge related to a U.S. Tax Court decision on prior-year tax credits. Net loss excluding the charge was $3.2 million, or $(0.13) per diluted share.

“BBSI delivered first quarter results in line with our expectations, supported by stable margins, benefiting from improved pricing,” said Gary Kramer, President and CEO of Barrett Business Services, Inc. “During the quarter, we also advanced a number of IT initiatives that strengthen our technology platform and position us for long-term growth. While our reported results reflect a non-recurring charge related to a recent U.S. Tax Court decision on prior-year tax credits, our underlying business trends remain consistent. We generated strong client additions during the quarter, partially offset by continued headwinds from client hiring. Accordingly, we are reiterating our full-year expectations.”

First Quarter 2026 Financial Results

Revenues in the first quarter of 2026 increased 5% to $307.0 million compared to $292.6 million in the first quarter of 2025.

Total gross billings in the first quarter of 2026 increased 3% to $2.16 billion compared to $2.09 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, primarily resulting from increased WSEs from net new clients, as well as higher average billings per WSE per day.

In the first quarter of 2026, the Company began presenting benefit costs as a discrete financial statement line item on the consolidated statements of operations. These costs primarily represent the premiums associated with its fully insured PEO client benefits program. As a result, these costs are directly correlated to the related client billings for PEO services.

Workers’ compensation expense as a percent of gross billings was 2.4% in the first quarter of 2026, including favorable prior year liability and premium adjustments of $1.1 million. This compares to 2.4% in the first quarter of 2025, which included favorable prior year liability and premium adjustments of $3.8 million.

Net loss for the first quarter of 2026 was $14.8 million, or $(0.59) per diluted share, compared to a net loss of $1.0 million, or $(0.04) per diluted share, in the year-ago quarter. First quarter 2026 results reflect an $11.6 million tax-effected, non-recurring charge related to a U.S. Tax Court decision on prior-year tax credits. The charge includes impacts from tax years 2017 through 2022 and represents the Company’s potential exposure related to these credits. Net loss excluding this one-time charge was $3.2 million, or $(0.13) per diluted share. Additionally, due to seasonality in payroll tax expense, the Company typically incurs a net loss at the beginning of each year.

Liquidity

As of March 31, 2026, unrestricted cash and investments were $91.9 million compared to $157.2 million at the end of 2025. BBSI remained debt free at quarter end.

Capital Allocation

Continuing under the Company’s stock repurchase program established in August 2025, BBSI repurchased $20.1 million of common stock in the first quarter, comprising 700,926 shares at an average price of $28.68. At March 31, 2026, approximately $55.3 million remained available under the $100 million repurchase program.

The Company paid $2.0 million of dividends in the quarter, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on June 5, 2026, to all stockholders of record as of May 22, 2026.

Through a combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled more than $22 million.

Outlook

BBSI reaffirms its outlook for 2026 as follows:

•
Gross billings growth of 3% to 5%.
•
Growth in the average number of WSEs of 2% to 4%.
•
Gross margin as a percent of gross billings of 2.70% to 2.85%.
•
Effective annual tax rate to remain at 26% to 27%.

Conference Call

BBSI will conduct a conference call on Wednesday, May 6, 2026, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the first quarter ended March 31, 2026.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, May 6, 2026
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-800-717-1738
International dial-in number: 1-646-307-1865
Conference ID: 11161330

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 6, 2026.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 11161330

Key Performance Metrics and Non-GAAP Financial Measures

During the first quarter of 2026, the Company recorded tax-effected charges of $11.6 million related to the disallowance of certain wage-based tax credits claimed in prior years. This charge was recorded within provision for (benefit from) income taxes on our condensed consolidated statements of operations. We have excluded this charge from our non-GAAP measures as it relates to prior periods and is not indicative of our current or future operational performance.

The reconciliation of net loss and diluted loss per share to non-GAAP net loss and non-GAAP diluted loss per share for the three months ended March 31, 2026 is shown in the table below (in thousands, except per share amounts):

	(Unaudited)
	Three Months Ended
	March 31,
	2026
	Net Loss	Diluted Loss Per Share
GAAP net loss	$(14,803)	$(0.59)
Non-recurring tax adjustment	11,565	0.46
Non-GAAP net loss	$(3,238)	$(0.13)
Weighted average number of diluted common shares outstanding		25,031

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three months ended March 31, 2026 and 2025.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2026	2025
Gross billings	$2,161,271	$2,088,669
PEO and staffing wages	$1,864,665	$1,809,468

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2026	2025
PEO and staffing wages	86.3%	86.6%
Payroll taxes	8.1%	8.1%
Benefit costs	1.2%	0.9%
Workers' compensation	2.4%	2.4%
Gross margin	2.0%	2.0%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended March 31,
	2026	Year-over-year % Growth	2025	Year-over-year % Growth
Average WSEs	134,993	1.9%	132,459	7.6%
Ending WSEs	135,596	1.4%	133,699	7.1%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 8,200 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect future results include: our ability to retain current clients and attract new clients; technology disruption, including the displacement of employees through the adoption of AI and automation by our clients; difficulties associated with integrating clients into our operations; economic trends in the Company’s service areas and the potential effects of changing governmental policies, including those related to immigration, tariffs, other trade policies, or climate regulation; risks to our business and the business of our clients arising from current or future tariffs or other trade restrictions, supply chain issues, changes in labor force, or geopolitical instability, including the war in Ukraine, conflicts in the Middle East, and the potential for future conflicts or disruptions in other parts of the world; natural disasters; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefit costs, particularly with regard to health insurance benefits; security breaches or failures in the Company’s information technology systems; collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying values of deferred income tax assets and goodwill (which may be affected by our future operating results); the effects of inflation on our operating expenses and those of our clients; the impact of and potential changes to the Patient Protection and Affordable Care Act, escalating medical costs, and other health care legislative initiatives on our business; the effect of changing monetary policy, interest rates and conditions in the global capital markets on the Company’s investment portfolio; and the availability of capital, borrowing capacity on our revolving credit facility, or letters of credit necessary to meet state-mandated surety deposit requirements for maintaining our status as a qualified self-insured employer for workers’ compensation coverage or our insured program. Other important factors that may affect the Company’s prospects are described in the Company’s 2025 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$36,582	$95,033
Investments	55,290	62,154
Trade accounts receivable, net	293,612	248,626
Income taxes receivable	—	2,965
Prepaid expenses and other	29,410	18,652
Restricted cash and investments	123,119	97,210
Total current assets	538,013	524,640
Property, equipment and software, net	70,785	67,230
Operating lease right-of-use assets	24,335	23,218
Restricted cash and investments	93,801	106,216
Goodwill	47,820	47,820
Other assets	8,386	9,869
Deferred income taxes	84	74
Total assets	$783,224	$779,067
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,869	$7,433
Accrued payroll and related benefits	263,178	237,783
Payroll taxes payable	69,311	62,463
Income taxes payable	7,337	—
Current operating lease liabilities	7,169	6,969
Current premium payable	70,689	38,992
Other accrued liabilities	9,621	19,357
Workers' compensation claims liabilities	31,538	32,875
Total current liabilities	464,712	405,872
Long-term workers' compensation claims liabilities	70,272	75,709
Long-term premium payable	11,315	26,025
Long-term operating lease liabilities	18,408	17,484
Customer deposits and other long-term liabilities	12,851	12,977
Stockholders' equity	205,666	241,000
Total liabilities and stockholders' equity	$783,224	$779,067

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2026	2025
Revenues:
Professional employer services	$292,997	$274,926
Staffing services	14,008	17,640
Total revenues	307,005	292,566
Cost of revenues:
Direct payroll costs	10,482	13,306
Payroll taxes	174,096	169,390
Benefit costs	27,448	17,616
Workers' compensation	51,794	49,630
Total cost of revenues	263,820	249,942
Gross margin	43,185	42,624
Selling, general and administrative expenses	47,480	44,838
Depreciation and amortization	2,173	1,958
Loss from operations	(6,468)	(4,172)
Other income (expense):
Investment income, net	2,022	2,620
Interest expense	(42)	(44)
Other, net	50	58
Other income, net	2,030	2,634
Loss before income taxes	(4,438)	(1,538)
Provision for (benefit from) income taxes	10,365	(517)
Net loss	$(14,803)	$(1,021)
Basic loss per common share	$(0.59)	$(0.04)
Weighted average number of basic common shares outstanding	25,031	25,809
Diluted loss per common share	$(0.59)	$(0.04)
Weighted average number of diluted common shares outstanding	25,031	25,809

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com